EXHIBIT 3.2

CALLON PETROLEUM COMPANY

CERTIFICATE OF ELIMINATION

OF

THE $2.125 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, SERIES A;

THE SERIES B PREFERRED STOCK;

AND

THE CONVERTIBLE PREFERRED STOCK

FROM THE CERTIFICATE OF INCORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Callon Petroleum Company (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in accordance with Section 151 of the DGCL, does hereby certify that:

1. That, pursuant to Section 151 of the DGCL and the authority granted in the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation by resolutions duly adopted, authorized the issuance of the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock” and the “Convertible Preferred Stock”, and established the voting powers, designations, preferences, and the relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, filed Certificates of Designations with respect to such series of preferred stock with the Secretary of State of the State of Delaware.

2. As of the date hereof, that no shares of the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock” and the “Convertible Preferred Stock” are outstanding and no shares thereof will be issued subject to the Certificates of Designation.

3. That the Board of Directors of the Corporation has duly adopted the following resolutions:

WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of preferred stock, of the Corporation, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the DGCL, and to eliminate such series and all references thereto from the Certificate of Incorporation of the Corporation at such time as no shares of such series remain outstanding;

WHEREAS, by a Certificate of Designations filed with the office of the Secretary of State of the State of Delaware on November 22, 1995, the Corporation authorized the issuance of a series of preferred stock consisting of 1,380,000 shares designated as the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, and established the voting powers, designations, preferences, and the relative, participating or other rights, and the qualifications, limitations or restrictions thereof;

WHEREAS, by a Certificate of Designations filed with the office of the Secretary of State of the State of Delaware on April 7, 2000, the Corporation authorized the issuance of a series of preferred stock consisting of 100,000 shares designated as the “Series B Preferred Stock”, and established the voting powers, designations, preferences, and the relative, participating or other rights, and the qualifications, limitations or restrictions thereof;

WHEREAS, by a Certificate of Designations filed with the office of the Secretary of State of the State of Delaware on November 24, 2009 the Corporation authorized the issuance of a series of preferred stock consisting of 310,802 shares designated as the “Convertible Preferred Stock”, and established the voting powers, designations, preferences, and the relative, participating or other rights, and the qualifications, limitations or restrictions thereof;

WHEREAS, as of the date hereof, no shares of the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock” and the “Convertible Preferred Stock” are outstanding and no shares of the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock”, and the “Convertible Preferred Stock” will be issued subject to said Certificates of Designations; and

WHEREAS, it is desirable that all matters set forth in the Certificates of Designations with respect to the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock” and the “Convertible Preferred Stock” be eliminated from the Corporation’s Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that no shares of the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock” and the “Convertible Preferred Stock” are outstanding and no shares of the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock”, and the “Convertible Preferred Stock” will be issued subject to the respective Certificates of Designations, and the Board of Directors hereby approves the elimination of all matters set forth in the Certificates of Designations from the Corporation’s Certificate of Incorporation; and be it further;

RESOLVED, that the officers of the Corporation be, and each hereby is, severally authorized and directed to file a certificate of elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions, whereupon all matters set forth in the Certificate of Designations with respect to the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock” and the “Convertible Preferred Stock” shall be eliminated from the Corporation’s Certificate of Incorporation and the shares of the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock” and the “Convertible Preferred Stock” shall resume their status as authorized but unissued shares of preferred stock of the Corporation, without designation as to preference; and be it further;

RESOLVED, that the officers of the Corporation be, and each hereby is, authorized to prepare, execute and deliver or file any and all other documents, applications, agreements, papers or instruments and to do or cause to be done any and all such acts and things (including, without limitation, the payment of all necessary fees and expenses) as they or any of them may determine to be necessary or advisable in order to carry out the purposes and intent of the foregoing resolutions, the execution and delivery or filing of said documents or the taking of such actions to constitute conclusive proof of said determination by said officer or officers.

4. That in accordance with the provisions of Section 151(g) of the DGCL, the series of preferred stock, of the Corporation, previously established and designated as the “$2.125 Convertible Exchangeable Preferred Stock, Series A”, the “Series B Preferred Stock” and the “Convertible Preferred Stock”, no shares of which remain outstanding on the date hereof, are hereby eliminated from the Certificate of Incorporation of the Corporation, along with all references to such series contained therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be duly executed and acknowledged by B.F. Weatherly its Executive Vice President and Chief Financial Officer as of this 24th day of May, 2013.

CALLON PETROLEUM COMPANY

By:	/s/ B.F. Weatherly
B.F. Weatherly
Executive Vice President and Chief Financial Officer

4